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                                                                     Exhibit 5.5


         INVESTMENT ADVISORY AGREEMENT, made this 1st day of November 1997 by and between DUPREE MUTUAL FUNDS, a Kentucky Business Trust, for and on behalf of its Tennessee Tax-Free Income Series, (hereinafter called "Income Series"), and DUPREE & COMPANY, INC., a corporation organized and existing under the laws of the State of Kentucky (hereinafter called the "Adviser").

                                   WITNESSETH:

         WHEREAS, the Income Series is engaged in business as part of an open-end management investment company which is registered as such under the federal Investment Company Act of 1940; and

         WHEREAS, the Adviser is engaged in the business of rendering investment supervisory services with respect to municipal securities and is registered as an investment adviser under the federal Investment Advisers Act of 1940; and

         WHEREAS, the Income Series desires to retain the Adviser to render investment supervisory services and provide office space and facilities and corporate administration to the Income Series in the manner and on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

         1. The Adviser shall act as investment adviser and render investment supervisory services to the Income Series and shall provide the Income Series with office space and facilities and corporate administration, subject to and upon the terms and conditions set forth in this Agreement.

         2. The Adviser shall obtain and evaluate such information relating to the economy, industries, businesses, municipal issuers, securities markets and securities as it may deem necessary or useful in the discharge of its obligations hereunder; shall formulate a continuing program for the management of the assets and resources of the Income Series in a manner consistent with its investment objectives; shall determine the securities to be purchased and sold by the Income Series, and the portion of its assets to be held in cash or cash equivalents, in order to carry out such program; and generally shall take such other steps, including the placing of orders for the purchase or sales of securities on behalf of the Income Series, as the Adviser may deem necessary or appropriate for the implementation of such program. The Adviser shall also furnish to or place at the disposal of the Income Series such of the information, reports evaluations, analyses and opinions formulated or obtained by the Adviser in the discharge of its duties hereunder as the Income Series may, at the time or from time to time, reasonably request or as the Adviser may deem helpful to the Income Series.

         3. (a)The Adviser shall:

              (i) Pay or provide for and furnish to the Income Series such office space, equipment facilities, personnel and services (exclusive of and in addition to those provided by any custodian, transfer agent or other institutional agent retained by the Income Series) as the Income Series may reasonably require in the conduct of its business;

              (ii)Maintain and preserve on behalf of the Income Series, for such periods and in such forms as are prescribed by rules and regulations of the Securities and Exchange Commission (the "Commission"), all of the accounts, books and other documents the Income Series is required to maintain and preserve pursuant to Section 31(a) of the Investment company Act of 1940 and the rules and regulations of the Commission thereunder which are not maintained and preserved on

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behalf of the Income Series by any custodian, transfer agent or other institutional agent retained by the Income Series;

              (iii) Furnish the services and pay or provide for the compensation and expenses of individuals competent (A) to perform for the Income Series all executive and administrative functions that are not assigned to any custodian, transfer agent or other institutional agent retained by the Income Series, and
(B) to supervise and coordinate the activities of such institutional agents and the other agents (e.g., independent accountants and legal counsel) retained by the Income Series; and

              (iv)Permit officers or employees of the Adviser who are duly elected or appointed as officers, trustees, members of any committee of trustees or members of any advisory board or committee of the Income Series to serve as such without remuneration from or other cost to the Income Series.

              (b) The adviser shall pay all sales and promotional expenses incurred in the distribution of shares of the Income Series. The expenses to be assumed and paid by the Adviser include the costs of:

                  (i) Media and direct mail advertising;

                  (ii) Printing copies of the prospectus of Dupree Mutual Funds and shareholder reports which are used in its sales or promotional efforts; it being understood that the Income Series will bear printing costs relating to copies of its prospectus and reports which are distributed to its shareholders;

                  (iii) Printing share purchase order forms to accompany the prospectus of Dupree Mutual Funds and

                  (iv) Corresponding and dealing with prospective investors, up to and including receipt of their orders for the purchase of Income Series shares.

              (c) The Income Series shall bear all expenses of its operation not specifically assumed by the Adviser as hereinabove set forth or as provided elsewhere in this Agreement. The Adviser, in its sole discretion, may at any time or from time to time pay or assume any expense that the Income Series would or might otherwise be required to bear. However, the Adviser's payment or assumption of any such expenses on one or more occasion shall neither relieve the Adviser of any obligation to the Income Series pursuant to paragraph 6(b) hereof nor obligate the Adviser to pay or assume the same or any similar expense of the Income Series on any subsequent occasion.

         4. The Adviser may employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Adviser or the Income Series with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or assistance as the Adviser may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or for the discharge of Adviser's overall responsibilities with respect to the other accounts which it serves as investment adviser. The Adviser and any individual performing executive or administrative functions for the Income Series whose services were made available to it by the Adviser are specifically authorized to allocate brokerage and principal business to firms that provide such services or facilities and to cause the Income Series to pay a member of a securities exchange, or any other securities broker or dealer, an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange or another broker or dealer would have charged for effecting that transaction, if the

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Adviser or the individual allocating such brokerage determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934) provided by such member, broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the accounts as to which the Adviser exercises investment discretion (as such term is defined in Section 3(a)(35) of the Securities Exchange act of 1934).

         5. All accounts, books and other documents maintained and preserved by the Adviser on behalf of the Income Series pursuant to paragraph 3(a)(i) hereof are the property of the Income Series and shall be surrendered by the Adviser promptly on request by the Income Series. The Income Series shall furnish or otherwise make available to the Adviser such financial reports, proxy statements and other information relating to the business and affairs of the Income Series as the Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

         6. As full compensation for all services rendered, facilities furnished and expenses paid or assumed hereunder by the Adviser, the Income Series shall pay the Adviser a fee at the annual rate of one-half of one percent (1/2 of 1%) of the first $100,000,000 average daily net asset value, .45 of 1% of the average daily net assets between $100,000,001 and $150,000,000, and .4 of 1% of the average daily net assets in excess of $150,000,001 of the Income Series, as determined in accordance with the Declaration of Trust of Dupree Mutual Funds. The amounts due the Adviser in payment of such fees shall be accrued daily by the Income Series on the basis of the net asset value of the Income Series applicable to the close of each business day, and in the case of any day which is not a business day, the net asset value of the Income Series applicable to the close of the last preceding business day; and the total amount thus accrued with respect to each calendar month or portion thereof during which this Agreement remains in effect shall become due and payable to the Adviser in the first business day of the next succeeding calendar month. The term "business day" means a day for all or part of which the New York Stock Exchange is open for unrestricted trading.

         7. The Adviser agrees that neither it nor any of its officers or directors shall take any long or short position in the shares of the Income Series; but this prohibition shall not prevent the purchase by or for the Adviser or any of its officers or directors of shares of the Income Series at the price at which such shares are available to the public at the moment of purchase.

         8. Nothing herein contained shall be deemed to require the Income Series to take any action to the Declaration of Trust of Dupree Mutual Funds or the Trust By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of Dupree Mutual Funds of its responsibility for and control of the conduct of the Income Series.

         9. The term of this Agreement shall begin on November 1, 1997 subject to approval by the shareholders of the Income Series at the 1997 Annual Meeting, and, unless sooner terminated as provided in paragraph 10 hereof, this Agreement shall remain in effect through the close of business on October 31, 1999, and thereafter subject to the termination provisions and other terms and conditions hereof; if: (a) such continuation shall be specifically approved at least annually by the Board of Trustees, or by vote of a majority of the outstanding voting securities of the Income Series, and concurrently with such approval by the Board of Trustees or prior to such approval by the holders of the outstanding voting securities of the Income Series, as the case may be, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the trustees of the Dupree Mutual Funds who are not parties to this Agreement or interested persons of any such party; and (b) the Adviser shall have not notified the Income Series, in writing, at least sixty
(60) days prior to October 31 of each year after 1998 that it does not desire such

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continuation. The Adviser shall furnish to the Income Series, promptly upon its request such information in the possession of or readily available to the Adviser as the Trustees of Dupree Mutual Funds may at any time from time to time deem reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment hereof.

         10. This Agreement may not be amended, transferred, assigned, sold or in any manner hypothecated or pledged, without the affirmative vote of a majority of the outstanding voting securities of the Income Series, and this Agreement shall automatically and immediately terminate in the event of its assignment.

         11. This Agreement may be terminated by either party hereto, without the payment of any penalty, upon sixty (60) day notice in writing to the other party; provided that in the case of termination by the Income Series, such action shall have been authorized by resolution of the Board of Trustees of Dupree Mutual Funds or by vote of a majority of the outstanding voting securities of the Income Series.

         12. Neither the Adviser, any affiliated person of the Adviser, nor any other person performing executive or administrative functions for the Income Series whose services were made available to the Income Series by the Adviser shall be liable to the Income Series for any error of judgment or mistake of law or for any loss suffered by the Income Series by reason of any action taken or omission to act committed in connection with the matters to which this Agreement relates, except that nothing herein contained shall be construed (i) to protect the Adviser or any affiliated person of the Adviser (whether or not such affiliated person is or was an officer, director or member of any advisory board of the Income Series and/or Dupree Mutual Funds) against any liability to the Income Series or its security holders for any breach of fiduciary duty with respect to the Adviser's receipt of compensation for services to the Income Series, (ii) to protect the Adviser or any affiliated person of the Adviser who is or was an officer, trustee or member of any advisory board of the Income Series and/or Dupree Mutual Funds against any liability to the Income Series or its security holders for any act or practice ( other than the Adviser's receipt of compensation for services to the Income Series) constituting a breach of fiduciary duty involving personal misconduct in respect of the Income Series,
(iii) to protect the Adviser against any liability to the Income Series or its security holders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations or duties, under this Agreement, or (iv) to protect any affiliated person of the Adviser who is or was a Trustee or officer of the Income Series or its security holders for which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office with the Income Series and/or Dupree Mutual Funds. In the event that any affiliated person of the Adviser shall become a Trustee, officer or employee of the Income Series and/or Dupree Mutual Funds, then all actions taken or omissions to act made by such person in connection with the discharge of his duties to the Income Series shall be deemed to have been taken or made by such person solely in his capacity as such Trustee, officer or employee of said entity, notwithstanding the fact that the services of such person are being or have been furnished by the Adviser to said entity as provided in this Agreement or that the compensation and expenses of such person are being or have been paid by the Adviser or any other affiliated person of the Adviser.

         13. Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment supervisory services and provide corporate administration to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations or to engage in other business activities; but so long as this Agreement or any extension, renewal or amendment hereof shall remain in effect and until the Adviser shall otherwise consent, the Adviser shall be the only investment adviser to the Income Series.


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         14. Any question of interpretation of any term or provision of this
Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 shall be resolved by reference to such term or provision of that Act and to interpretations thereof, if any, by the United States courts, or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission validly issued pursuant to said Act. Specifically, the terms "vote of a majority of the outstanding voting securities", "interested person", assignment" and "affiliated person", as used in paragraphs 9, 10, 11, 12 and 13 hereof, shall have the meanings assigned to them by Section 2(a) of the Investment Company Act of 1940, as amended. In addition, where the effect of a requirement of the Investment Company Act of 1940, as amended, reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

                                      DUPREE MUTUAL FUNDS for and on behalf of Tennessee Tax-Free Income Series


                                      By:
                                         ---------------------------------------
                                             Vice President



Attest
       ---------------------------



                                      DUPREE & COMPANY, INC.



                                      By:
                                         ---------------------------------------
                                             President




Attest
       ---------------------------